  FILED PURSUANT TO RULE 424(b)(3)

REGISTRATION NO. 000-51963

The following is text to a sticker to be attached to the front cover page of the prospectus in a manner that will not obscure the Risk Factors:

SUPPLEMENTAL INFORMATION — The prospectus of Cole Credit Property Trust II, Inc. consists of this prospectus dated June 27, 2005, Supplement No. 1 dated October 20, 2005, Supplement No. 2 dated December 2, 2005, Supplement No. 3 dated December 23, 2005, Supplement No. 4 dated February 1, 2006, Supplement No. 5 dated March 10, 2006, Supplement No. 6 dated March 23, 2006, Supplement No. 7 dated May 5, 2006, Supplement No. 8 dated June 23, 2006 and Supplement No. 9 dated August 4, 2006.

COLE CREDIT PROPERTY TRUST II, INC.

SUPPLEMENT NO. 9 DATED AUGUST 4, 2006

TO THE PROSPECTUS DATED JUNE 27, 2005

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust II, Inc. dated June 27, 2005, Supplement No. 1 dated October 20, 2005, Supplement No. 2 dated December 2, 2005, Supplement No. 3 dated December 23, 2005, Supplement No. 4 dated February 1, 2006, Supplement No. 5 dated March 10, 2006, Supplement No. 6 dated March 23, 2006, Supplement No. 7 dated May 5, 2006 and Supplement No. 8 dated June 23, 2006. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares in Cole Credit Property Trust II, Inc.;

(2)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 50,000 rentable square feet in Wichita, Kansas;

(3)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 10,600 rentable square feet in Portsmouth, Ohio;

(4)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 7,000 rentable square feet in Greenfield, Indiana;

(5)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 7,000 rentable square feet in Trenton, Ohio;

(6)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 11,600 rentable square feet in Lansing, Michigan;

(7)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 7,000 rentable square feet in Columbia Heights, Minnesota;

(8)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 7,000 rentable square feet in Fergus Falls, Minnesota;

(9)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 13,000 rentable square feet in Okeechobee, Florida;

(10)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 20,000 rentable square feet in Dayton, Ohio;

(11)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 7,000 rentable square feet in Holland, Michigan;

(12)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 7,000 rentable square feet in Holland Township, Michigan;

(13)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 7,000 rentable square feet in Zeeland, Michigan;

(14)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 14,000 rentable square feet in Orlando, Florida;

(15)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 25,000 rentable square feet in Greenville, Mississippi;

(16)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 20,000 rentable square feet in Warrensburg, Missouri;

(17)	the potential acquisition of a single-tenant, net leased commercial retail property, containing approximately 7,000 rentable square feet in Clinton, New York;

(18)	the potential acquisition of a single-tenant, net leased commercial retail property, containing approximately 7,000 rentable square feet in Grand Forks, North Dakota;

(19)	the potential acquisition of a single-tenant, net leased commercial retail property, containing approximately 7,000 rentable square feet in Duluth, Minnesota;

Status of the Offering

We commenced our initial public offering of shares of our common stock on June 27, 2005. We have accepted investors’ subscriptions received through August 2, 2006, and have issued an aggregate of approximately 14.0 million shares of our common stock to stockholders, with gross proceeds of approximately $140.1 million distributed to us. For additional information, see the “Plan of Distribution – Subscription Process” section of the prospectus beginning on page 133.

Real Property Investments

The section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 82 of the prospectus is supplemented with the following information:

Sportsman’s Warehouse —Wichita, Kansas

On June 27, 2006, Cole SP Wichita KS, LLC, a Delaware limited liability company (“SP Wichita”), a wholly-owned subsidiary of Cole Operating Partnership II (“Cole OP II”), our operating partnership, acquired a 100% fee simple interest in an approximately 50,000 square foot single-tenant retail building (the “SP Wichita Property”), from GRH Wichita, LLC, GRH South Ogden, LLC, and MRH Venture Capital, LLC, none of which is affiliated with us, our subsidiaries or affiliates. The SP Wichita Property was constructed in 2006 on an approximately 4.88 acre site in Wichita, Kansas. The area surrounding the SP Wichita Property is shared by commercial and retail developments.

The purchase price of the SP Wichita Property was approximately $8.2 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and a 100% drawdown under an approximately $6.2 million revolving credit facility from Wachovia Financial Services, Inc. (“Wachovia Financial”), which is secured by the SP Wichita Property (the “SP Wichita Loan”). In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $164,000 and our advisor a finance coordination fee of approximately $62,000.

The SP Wichita Property is 100% leased to Sportsman’s Warehouse, Inc., a wholly-owned subsidiary of Sportsman’s Warehouse Holdings, Inc., (“Sportsman’s”), which guarantees the lease. The SP Wichita Property is subject to a net lease, which commenced on April 27, 2006, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $639,046 has rental escalations of 5.0% at May 1, 2011 and every five years thereafter through the initial lease term, which expires April 30, 2021. Sportsman’s has five options to renew the lease, each for an additional five-year term beginning on May 1, 2021.

Sportsman’s Warehouse operates retail stores across the United States that specialize in selling outerwear, footwear, and hunting, fishing, and camping products for outdoor enthusiasts.

Cole Realty Advisors, Inc. (“Cole Realty”), has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the SP Wichita Property and will receive a property management fee of 2.0% of the monthly gross revenue from the SP Wichita Property. We currently have no plans for any renovations, improvements or development of the SP Wichita Property. We believe the SP Wichita Property is adequately insured.

The SP Wichita Loan is a $6.2 million variable interest rate loan. The SP Wichita Loan has a variable interest rate based on the 1-Month LIBOR plus 2.0% (the “SP Wichita Interest Rate”) with monthly interest-only payments. The outstanding principal and any accrued and unpaid interest is due on December 27, 2006 (the “SP Wichita Maturity Date”). At the election of SP Wichita, the SP Wichita Maturity Date may be extended to June 27, 2007.

The SP Wichita Loan may be prepaid at any time without penalty or premium. In the event the SP Wichita Loan is not paid off on the SP Wichita Maturity Date, subject to extension, the SP Wichita Loan would become subject to default provisions, including, among others, that all obligations would become immediately due and payable at the option of Wachovia Financial and the SP Wichita Loan would be subject to a default interest rate of the SP Wichita Interest Rate plus 400 basis points.

CVS —Portsmouth (Chillicothe), Ohio

On June 28, 2006, Cole OP II acquired 100% of the membership interests (the “CV Portsmouth Interests”) in Cole CV

Portsmouth OH, LLC (“CV Portsmouth”) from Cole Acquisitions I, LLC, an affiliate of our advisor. CV Portsmouth owns, as its only asset, a retail building (the “CV Portsmouth Property”), leased to Revco Discount Drug Centers, Inc., a wholly-owned subsidiary of Revco D.S., Inc. (“Revco”), which guarantees the lease and is a wholly-owned subsidiary of CVS Corporation. The CV Portsmouth Property was built in 1997 and consists of an approximately 10,600 square foot single-tenant retail building on an approximately 0.44 acre site located in Portsmouth, Ohio. The area surrounding the CV Portsmouth Property is primarily surrounded by commercial retail developments.

The purchase price of the CV Portsmouth Interests was approximately $2.1 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering. A majority of our board of directors, including all of our independent directors, not otherwise interested in the acquisition, approved the acquisition as being fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliate. The cost to us was not in excess of the current appraised value of the property as determined by an independent expert selected by our independent directors.

The CV Portsmouth Property is subject to a net lease, which commenced on November 23, 1997. Pursuant to the lease agreement, the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $143,700 has rental escalations of 4.0% beginning on December 1, 2007 through the initial lease term which expires on November 30, 2017. Revco has four options to renew the lease, each for an additional five-year period.

CVS operates over 5,000 stores in 36 states. CVS has a Standard & Poor’s credit rating of “A-” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “CVS.”

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the CV Portsmouth Property and will receive a property management fee of 2.0% of the monthly gross revenue from the CV Portsmouth Property. We currently have no plans for any renovations, improvements or development of the CV Portsmouth Property. We believe the CV Portsmouth Property is adequately insured.

Advance Auto —Greenfield, Indiana

On June 29, 2006, Cole AA Greenfield IN, LLC, a Delaware limited liability company (“AA Greenfield”), a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 7,000 square foot single-tenant retail building (the “AA Greenfield Property”), from Solid Muldoon Partners, LLC, which is not affiliated with us, our subsidiaries or affiliates. The AA Greenfield Property was built in 2003 on an approximately 1.14 acre site located in Greenfield, Indiana. The area surrounding the AA Greenfield Property is surrounded by commercial and residential developments.

The purchase price of the AA Greenfield Property was approximately $1.4 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering. In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $28,000.

The AA Greenfield Property is 100% leased to Advance Stores Company, Incorporated (“Advance Auto”). The AA Greenfield Property is subject to a net lease, which commenced on June 12, 2003. Pursuant to the lease agreement, the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $110,040 is fixed through the initial lease term, which expires June 30, 2013. Advance Auto has three options to renew the lease, one option for an additional six-month period beginning on July 1, 2013, and two additional options, each for an additional five-year period, with rental escalations of 3.0% at the start of each five-year renewal term.

Advance Auto operates over 2,800 auto parts stores in 40 states, Puerto Rico and the Virgin Islands. Advance Auto has a Standard and Poor’s credit rating of “BB+” and its stock is publicly traded on the New York Stock Exchange under the symbol “AAP.”

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the AA Greenfield Property and will receive a property management fee of 2.0% of the monthly gross revenue from the AA Greenfield Property. We currently have no plans for any renovations, improvements or development of the AA Greenfield Property. We believe the AA Greenfield Property is adequately insured.

Advance Auto —Trenton, Ohio

On June 29, 2006, Cole AA Trenton OH, LLC, a Delaware limited liability company (“AA Trenton”), a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 7,000 square foot single-tenant retail building (the “AA Trenton Property”), from Temptation Partners, LLC, which is not affiliated with us, our subsidiaries or affiliates. The AA Trenton Property was built in 2003 on an approximately 1.14 acre site located in Trenton, Ohio. The area surrounding the AA Trenton Property is surrounded by commercial, agricultural and residential developments.

The purchase price of the AA Trenton Property was approximately $1.1 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering. In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $21,000.

The AA Trenton Property is 100% leased to Advance Auto. The AA Trenton Property is subject to a net lease, which commenced on April 10, 2003. Pursuant to the lease agreement, the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $84,782 is fixed through the initial lease term, which expires June 30, 2013. Advance Auto has three options to renew the lease, one option for an additional six-month period beginning on July 1, 2013, and two additional options, each for an additional five-year period, with rental escalations of 4.0% at the start of each five-year renewal term.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the AA Trenton Property and will receive a property management fee of 2.0% of the monthly gross revenue from the AA Trenton Property. We currently have no plans for any renovations, improvements or development of the AA Trenton Property. We believe the AA Trenton Property is adequately insured.

Rite Aid — Lansing, Michigan

On June 29, 2006, Cole RA Lansing MI, LLC, a Delaware limited liability company (“RA Lansing”), a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 12,000 square foot single-tenant retail building (the “RA Lansing Property”), from VP Investments, LLC, which is not affiliated with us, our subsidiaries or affiliates. The RA Lansing Property was constructed in 1950 and completely renovated in 1996 to accommodate the current tenant. The RA Lansing Property sits on an approximately 0.48 acre site in Lansing, Michigan. The area surrounding the RA Lansing Property is shared by commercial, retail and residential developments.

The purchase price of the RA Lansing Property was $1.7 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and a $1.04 million loan from Bear Stearns Commercial Mortgage, Inc. (“Bear Stearns”), which is secured by the RA Lansing Property (the “RA Lansing Loan”). In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $35,000 and our advisor a finance coordination fee of approximately $10,000.

The RA Lansing Property is 100% leased to Rite Aid of Michigan, Inc., which is a wholly-owned subsidiary of Rite Aid Corporation (“Rite Aid”), which guarantees the lease. The RA Lansing Property is subject to a net lease, which commenced on December 10, 1996, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $160,480 has rental increases of 4.0% beginning on January 1, 2007 and every five years thereafter through the initial lease term which expires December 31, 2016. Rite Aid has four options to renew the lease, each for an additional five-year term beginning on January 1, 2017, with rental escalations of 3.0% at the beginning of each five-year renewal term.

Rite Aid has operates over 3,300 stores in 28 states and Washington, DC. Rite Aid has a Standard and Poor’s credit rating of “B+” and its stock is publicly traded on the New York Stock Exchange under the ticker symbol “RAD”.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the RA Lansing Property and will receive a property management fee of 2.0% of the monthly gross revenue from the RA Lansing Property. We currently have no plans for any renovations, improvements or development of the RA Lansing Property. We believe the RA Lansing Property is adequately insured.

The RA Lansing Loan has a fixed interest rate of 5.90% per annum with monthly interest-only payments. The outstanding principal and any accrued and unpaid interest is due on July 1, 2016 (the “RA Lansing Maturity Date”). The RA Lansing Loan is generally non-recourse to RA Lansing and Cole OP II, but both are liable for customary non-recourse carveouts.

The RA Lansing Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the RA Lansing Maturity Date and (ii) partial prepayments resulting from Bear Stearns’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the RA Lansing Loan. Notwithstanding the prepayment limitations, RA Lansing may sell the RA Lansing Property to a buyer that assumes the RA Lansing Loan. The transfer would be subject to Bear Stearns’s approval of the proposed buyer and the payment of Bear Stearns’s costs and expenses associated with the sale of the RA Lansing Property.

In the event the RA Lansing Loan is not paid off on the RA Lansing Maturity Date, the RA Lansing Loan includes hyperamortization provisions. The RA Lansing Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Bear Stearns will apply 100% of the rents collected to (i) all payments due to Bear Stearns under the RA Lansing Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the RA Lansing Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the RA Lansing Loan. Any remaining amount will be applied to the reduction of the principal balance of the RA Lansing Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.90% plus two percent (2.0%) and (y) the then current Ten Year Treasury Yield plus two percent (2.0%). Notwithstanding the forgoing, failure to make any required payments under the RA Lansing Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate and all interest and principal becoming immediately due and payable in full.

Advance Auto— Columbia Heights, Minnesota

On July 6, 2006, Cole AA Columbia Heights MN, LLC, a Delaware limited liability company (“AA Columbia Heights”), a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 7,000 square foot single-tenant retail building (the “AA Columbia Heights Property”), from Spirit Management Company, which is not affiliated with us, our subsidiaries or affiliates. The AA Columbia Heights Property was constructed in 2005 on an approximately 0.79 acre site in Columbia Heights, Minnesota. The area surrounding the AA Columbia Heights Property is shared by commercial and retail developments.

The purchase price of the AA Columbia Heights Property was $1.7 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and an approximately $1.4 million loan from Wachovia Bank, National Association (“Wachovia NA”), which is secured by the AA Columbia Heights Property (the “AA Columbia Heights Loan”). In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $35,000 and our advisor a finance coordination fee of approximately $10,000.

The AA Columbia Heights Property is 100% leased to Advance Auto. The AA Columbia Heights Property is subject to a net lease, which commenced on January 19, 2006, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $131,524 is fixed through the first ten years of the initial lease term and increases to $138,100 in the eleventh year through the remainder of the initial lease term, which expires January 31, 2021. Advance Auto has three options to renew the lease, each for an additional five-year term beginning on February 1, 2021, with rental escalations of 5.0% at the beginning of each five-year renewal term.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the AA Columbia Heights Property and will receive a property management fee of 2.0% of the monthly gross revenue from the AA Columbia Heights Property. We currently have no plans for any renovations, improvements or development of the AA Columbia Heights Property. We believe the AA Columbia Heights Property is adequately insured.

The AA Columbia Heights Loan consists of an approximately $1.04 million fixed interest rate tranche (the “AA Columbia Heights Fixed Rate Tranche”) and a $346,000 variable interest rate tranche (the “AA Columbia Heights Variable Rate Tranche”). The AA Columbia Heights Fixed Rate Tranche has a fixed interest rate of 5.83% per annum with monthly interest-only payments. The outstanding principal and any accrued and unpaid interest is due on July 11, 2016 (the “AA Columbia Heights Maturity Date”). The AA Columbia Heights Variable Rate Tranche has a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments, and the outstanding principal and any accrued and unpaid interest is due on October 6, 2006. The AA Columbia Heights Loan is generally non-recourse to AA Columbia Heights and Cole OP II, but both are liable for customary non-recourse carveouts.

The AA Columbia Heights Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the AA Columbia Heights Maturity Date and (ii) partial prepayments resulting from Wachovia NA’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the AA Columbia Heights Loan. Notwithstanding the prepayment limitations, AA Columbia Heights may sell the AA Columbia Heights Property to a buyer that assumes the AA Columbia Heights Loan. The transfer shall be subject to Wachovia NA’s approval of the proposed buyer and the payment of Wachovia NA’s costs and expenses associated with the sale of the AA Columbia Heights Property.

In the event the AA Columbia Heights Loan is not paid off on the AA Columbia Heights Maturity Date, the AA Columbia Heights Loan includes hyperamortization provisions. The AA Columbia Heights Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Wachovia NA will apply 100% of the rents collected to (i) all payments due to Wachovia NA under the AA Columbia Heights Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the AA Columbia Heights Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the AA Columbia Heights Loan. Any remaining amount will be applied to the reduction of the principal balance of the AA Columbia Heights Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.83% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%). Notwithstanding the forgoing, failure to make any required payments under the AA Columbia Heights Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 5.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

Advance Auto — Fergus Falls, Minnesota

On July 6, 2006, Cole AA Fergus Falls MN, LLC, a Delaware limited liability company (“AA Fergus Falls”), a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 7,000 square foot single-tenant retail building (the “AA Fergus Falls Property”), from Spirit Management Company, which is not affiliated with us, our subsidiaries or affiliates. The AA Fergus Falls Property was constructed in 2005 on an approximately 0.74 acre site in Fergus Falls, Minnesota. The area surrounding the AA Fergus Falls Property is shared by retail and residential developments.

The purchase price of the AA Fergus Falls Property was $1.2 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and a $963,000 loan from Wachovia NA, which is secured by the AA Fergus Falls Property (the “AA Fergus Falls Loan”). In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $24,000 and our advisor a finance coordination fee of approximately $7,000.

The AA Fergus Falls Property is 100% leased to Advance Auto. The AA Fergus Falls Property is subject to a net lease, which commenced on November 3, 2005, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $91,441 is fixed through the first ten years of the initial lease term and increases to $96,013 in the eleventh year through the remainder of the initial lease term, which expires November 30, 2020. Advance Auto has three options to renew the lease, each for an additional five-year term beginning on December 1, 2020, with rental escalations of 5.0% at the beginning of each five-year renewal term.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the AA Fergus Falls Property and will receive a property management fee of 2.0% of the monthly gross revenue from the AA Fergus Falls Property. We currently have no plans for any renovations, improvements or development of the AA Fergus Falls Property. We believe the AA Fergus Falls Property is adequately insured.

The AA Fergus Falls Loan consists of a $722,000 fixed interest rate tranche (the “AA Fergus Falls Fixed Rate Tranche”) and a $241,000 variable interest rate tranche (the “AA Fergus Falls Variable Rate Tranche”). The AA Fergus Falls Fixed Rate Tranche has a fixed interest rate of 5.83% per annum with monthly interest-only payments. The outstanding principal and any accrued and unpaid interest is due on July 11, 2016 (the “AA Fergus Falls Maturity Date”). The AA Fergus Falls Variable Rate Tranche has a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments, and the outstanding principal and any accrued and unpaid interest is due on October 6, 2006. The AA Fergus Falls Loan is generally non-recourse to AA Fergus Falls and Cole OP II, but both are liable for customary non-recourse carveouts.

The AA Fergus Falls Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the AA Fergus Falls Maturity Date and (ii) partial prepayments resulting from Wachovia NA’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the AA Fergus Falls Loan. Notwithstanding the prepayment limitations, AA Fergus Falls may sell the AA Fergus Falls Property to a buyer that assumes the AA Fergus Falls Loan. The transfer shall be subject to Wachovia NA’s approval of the proposed buyer and the payment of Wachovia NA’s costs and expenses associated with the sale of the AA Fergus Falls Property.

In the event the AA Fergus Falls Loan is not paid off on the AA Fergus Falls Maturity Date, the AA Fergus Falls Loan includes hyperamortization provisions. The AA Fergus Falls Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Wachovia NA will apply 100% of the rents collected to (i) all payments due to Wachovia NA under the AA Fergus Falls Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the AA Fergus Falls Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the AA Fergus Falls Loan. Any remaining amount will be applied to the reduction of the principal balance of the AA Fergus Falls Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.83% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%). Notwithstanding the forgoing, failure to make any required payments under the AA Fergus Falls Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 5.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

CVS — Okeechobee, Florida

On July 7, 2006, Cole OP II acquired 100% of the membership interests (the “CV Okeechobee Interests”) in Cole CV Okeechobee FL, LLC (“CV Okeechobee”) from Cole Acquisitions I, LLC, an affiliate of our advisor. CV Okeechobee owns, as its only asset, a retail building (the “CV Okeechobee Property”) leased to CVS EGL Parrott Okeechobee FL, LLC., a wholly-owned subsidiary of CVS Pharmacy, Inc. (“CVS”), which guarantees the lease. The CV Okeechobee Property was built in 2001 and consists of an approximately 13,000 square foot single-tenant retail building on an approximately 1.7 acre site located in Okeechobee, Florida. The area surrounding the CV Okeechobee Property is primarily surrounded by commercial retail developments.

The purchase price of the CV Okeechobee Interests was approximately $6.5 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and the assumption of an approximately $4.08 million loan from Wachovia, NA secured by the CV Okeechobee Property (the “CV Okeechobee Loan”). In connection with the acquisition, we paid an affiliate of our advisor a finance coordination fee of approximately $41,000. A majority of our board of directors, including all of our independent directors, not otherwise interested in the acquisition, approved the acquisition as being fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliate. The cost to us was not in excess of the current appraised value of the property as determined by an independent expert selected by our independent directors.

The CV Okeechobee Property is subject to a net lease, which commenced on July 6, 2001. Pursuant to the lease agreement, the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $435,130, is fixed through the initial lease term, which expires on July 5, 2026. CVS has five options to renew the lease, each for an additional five year period, with rental escalations of 1.0% at the start of each five-year renewal period.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the CV Okeechobee Property and will receive a property management fee of 2.0% of the monthly gross revenue from the CV Okeechobee Property. We currently have no plans for any renovations, improvements or development of the CV Okeechobee Property. We believe the CV Okeechobee Property is adequately insured.

The CV Okeechobee Loan has a fixed interest rate of 5.60% per annum with monthly interest-only payments. The outstanding principal and any accrued and unpaid interest is due on February 11, 2016 (the “CV Okeechobee Maturity Date”). The CV Okeechobee Loan is generally non-recourse to CV Okeechobee and Cole OP II, but both are liable for customary non-recourse carveouts.

The CV Okeechobee Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the CV Okeechobee Maturity Date and (ii) partial prepayments resulting from Wachovia, NA’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the CV Okeechobee Loan. Notwithstanding the prepayment limitations, CV Okeechobee may sell the CV Okeechobee Property to a buyer that assumes the CV Okeechobee Loan. The transfer would be subject to Wachovia, NA’s approval of the proposed buyer and the payment of Wachovia, NA’s costs and expenses associated with the sale of the CV Okeechobee Property.

In the event the CV Okeechobee Loan is not paid off on the CV Okeechobee Maturity Date, the CV Okeechobee Loan includes hyperamortization provisions. The CV Okeechobee Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Wachovia, NA will apply 100% of the rents collected to (i) all payments due to Wachovia, NA under the CV Okeechobee Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the CV Okeechobee Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the CV Okeechobee Loan. Any remaining amount will be applied to the reduction of the principal balance of the CV Okeechobee Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.60% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%). Notwithstanding the forgoing, failure to make any required payments under the CV Okeechobee Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 5.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

Office Depot – Dayton, Ohio

On July 7, 2006, Cole OP II acquired 100% of the membership interests (the “OD Dayton Interests”) in Cole OD Dayton OH, LLC (“OD Dayton”) from Cole Acquisitions I, LLC, an affiliate of our advisor. OD Dayton owns, as its only asset, a retail building (the “OD Dayton Property”) leased to Office Depot, Inc. (“Office Depot”) The OD Dayton Property was built in 2005 and consists of an approximately 20,000 square foot single-tenant retail building on an approximately 2.04 acre site located in Dayton, Ohio. The area surrounding the OD Dayton Property is primarily surrounded by commercial retail developments.

The purchase price of the OD Dayton Interests was approximately $3.4 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and the assumption of an approximately $2.1 million loan from Wachovia, NA secured by the OD Dayton Property (the “OD Dayton Loan”). In connection with the acquisition, we paid an affiliate of our advisor a finance coordination fee of approximately $21,000. A majority of our board of directors, including all of our independent directors, not otherwise interested in the acquisition, approved the acquisition as being fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliate. The cost to us was not in excess of the current appraised value of the property as determined by an independent expert selected by our independent directors.

The OD Dayton Property is subject to a net lease, which commenced on January 18, 2006. Pursuant to the lease agreement, the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $237,566, is fixed through the initial lease term which expires on December 31, 2021. Office Depot has four options to renew the lease, each for an additional five year period, with rental escalations of 20% at the beginning of the first five-year renewal term, and rental escalations of 10% at the beginning of each subsequent five-year renewal term.

Office Depot is a global supplier of office products and services. Office Depot has a Standard & Poor’s credit rating of “BBB-“ and it’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “ODP”.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the OD Dayton Property and will receive a property management fee of 2.0% of the monthly gross revenue from the OD Dayton Property. We currently have no plans for any renovations, improvements or development of the OD Dayton Property. We believe the OD Dayton Property is adequately insured.

The OD Dayton Loan, which is secured by the OD Dayton Property, has a fixed interest rate of 5.73% per annum with monthly interest-only payments and the outstanding principal and any accrued and unpaid interest due on January 11, 2016 (the “OD Dayton Maturity Date”). The OD Dayton Loan is generally non-recourse to OD Dayton and Cole OP II, but both are liable for customary non-recourse carveouts.

The OD Dayton Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the OD Dayton Maturity Date and (ii) partial prepayments resulting from Wachovia, NA’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the OD Dayton Loan. Notwithstanding the prepayment limitations, OD Dayton may sell the OD Dayton Property to a buyer that assumes the OD Dayton Loan. The transfer would be subject to Wachovia, NA’s approval of the proposed buyer and the payment of Wachovia, NA’s costs and expenses associated with the sale of the OD Dayton Property.

In the event the OD Dayton Loan is not paid off on the OD Dayton Maturity Date, the OD Dayton Loan includes hyperamortization provisions. The OD Dayton Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Wachovia, NA will apply 100% of the rents collected to (i) all payments due to Wachovia, NA under the OD Dayton Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the OD Dayton Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the OD Dayton Loan. Any remaining amount will be applied to the reduction of the principal balance of the OD Dayton Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.73% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%). Notwithstanding the forgoing, failure to make any required payments under the OD Dayton Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 5.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

Advance Auto – Holland, Michigan

On July 12, 2006, Cole OP II acquired 100% of the membership interests (the “AA Holland Interests”) in Cole AA Holland MI, LLC (“AA Holland”) from Cole Acquisitions I, LLC, an affiliate of our advisor. AA Holland owns, as its only asset, a retail building (the “AA Holland Property”) leased to Advance Auto. The AA Holland Property was built in 2006 and consists of an approximately 7,000 square foot single-tenant retail building on an approximately 1.06 acre site located in Holland, Michigan. The area surrounding the AA Holland Property is primarily surrounded by commercial, retail and residential developments.

The purchase price of the AA Holland Interests was approximately $2.1 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and the assumption of an approximately $1.2 million loan from Wachovia, NA secured by the AA Holland Property (the “AA Holland Loan”). In connection with the acquisition, we paid an affiliate of our advisor a finance coordination fee of approximately $12,000. A majority of our board of directors, including all of our independent directors, not otherwise interested in the acquisition, approved the acquisition as being fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliate. The cost to us was not in excess of the current appraised value of the property as determined by an independent expert selected by our independent directors.

The AA Holland Property is subject to a net lease, which commenced on January 26, 2006. Pursuant to the lease agreement, the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $149,063 is fixed through the first ten years of the initial lease term and increases to $163,968 in the eleventh year through the remainder of the initial lease term, which expires January 31, 2021. Advance Auto has three options to renew the lease, each for an additional five-year term beginning on February 1, 2021, with rental escalations of 10% at the beginning of each five-year renewal term.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the AA Holland Property and will receive a property management fee of 2.0% of the monthly gross revenue from the AA Holland Property. We currently have no plans for any renovations, improvements or development of the AA Holland Property. We believe the AA Holland Property is adequately insured.

The AA Holland Loan, which is secured by the AA Holland Property, has a fixed interest rate of 5.83% per annum with monthly interest-only payments and the outstanding principal and any accrued and unpaid interest due on April 11, 2016 (the “AA Holland Maturity Date”). The AA Holland Loan is generally non-recourse to AA Holland and Cole OP II, but both are liable for customary non-recourse carveouts.

The AA Holland Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the AA Holland Maturity Date and (ii) partial prepayments resulting from Wachovia, NA’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the AA Holland Loan. Notwithstanding the prepayment limitations, AA Holland may sell the AA Holland Property to a buyer that assumes the AA Holland Loan. The transfer would be subject to Wachovia, NA’s approval of the proposed buyer and the payment of Wachovia, NA’s costs and expenses associated with the sale of the AA Holland Property.

In the event the AA Holland Loan is not paid off on the AA Holland Maturity Date, the AA Holland Loan includes hyperamortization provisions. The AA Holland Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Wachovia, NA will apply 100% of the rents collected to (i) all payments due to Wachovia, NA under the AA Holland Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the AA Holland Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the AA Holland Loan. Any remaining amount will be applied to the reduction of the principal balance of the AA Holland Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.83% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%). Notwithstanding the forgoing, failure to make any required payments under the AA Holland Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 5.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

Advance Auto – Holland Township, Michigan

On July 12, 2006, Cole OP II acquired 100% of the membership interests (the “AA Holland Township Interests”) in Cole AA Holland Township MI, LLC (“AA Holland Township”) from Cole Acquisitions I, LLC, an affiliate of our advisor. AA Holland Township owns, as its only asset, a retail building (the “AA Holland Township Property”) leased to Advance Auto. The AA Holland Township Property was built in 2006 and consists of an approximately 7,000 square foot single-tenant retail building on an approximately 1.44 acre site located in Holland Township, Michigan. The area surrounding the AA Holland Township Property is primarily surrounded by commercial, retail and residential developments.

The purchase price of the AA Holland Township Interests was approximately $2.1 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and the assumption of an approximately $1.2 million loan from Wachovia, NA secured by the AA Holland Township Property (the “AA Holland Township Loan”). In connection with the acquisition, we paid an affiliate of our advisor a finance coordination fee of approximately $12,000. A majority of our board of directors, including all of our independent directors, not otherwise interested in the acquisition, approved the acquisition as being fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliate. The cost to us was not in excess of the current appraised value of the property as determined by an independent expert selected by our independent directors.

The AA Holland Township Property is subject to a net lease, which commenced on January 26, 2006. Pursuant to the lease agreement, the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $153,908 is fixed through the first ten years of the initial lease term and increases to $169,299 in the eleventh year through the remainder of the initial lease term, which expires January 31, 2021. Advance Auto has three options to renew the lease, each for an additional five-year term beginning on February 1, 2021, with rental escalations of 5.0% at the beginning of each five-year renewal term.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the AA Holland Township Property and will receive a property management fee of 2.0% of the monthly gross revenue from the AA Holland Township Property. We currently have no plans for any renovations, improvements or development of the AA Holland Township Property. We believe the AA Holland Township Property is adequately insured.

The AA Holland Township Loan, which is secured by the AA Holland Township Property, has a fixed interest rate of 5.83% per annum with monthly interest-only payments and the outstanding principal and any accrued and unpaid interest due on April 11,

2016 (the “AA Holland Township Maturity Date”). The AA Holland Township Loan is generally non-recourse to AA Holland Township and Cole OP II, but both are liable for customary non-recourse carveouts.

The AA Holland Township Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the AA Holland Township Maturity Date and (ii) partial prepayments resulting from Wachovia, NA’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the AA Holland Township Loan. Notwithstanding the prepayment limitations, AA Holland Township may sell the AA Holland Township Property to a buyer that assumes the AA Holland Township Loan. The transfer would be subject to Wachovia, NA’s approval of the proposed buyer and the payment of Wachovia, NA’s costs and expenses associated with the sale of the AA Holland Township Property.

In the event the AA Holland Township Loan is not paid off on the AA Holland Township Maturity Date, the AA Holland Township Loan includes hyperamortization provisions. The AA Holland Township Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Wachovia, NA will apply 100% of the rents collected to (i) all payments due to Wachovia, NA under the AA Holland Township Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the AA Holland Township Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the AA Holland Township Loan. Any remaining amount will be applied to the reduction of the principal balance of the AA Holland Township Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.83% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%). Notwithstanding the forgoing, failure to make any required payments under the AA Holland Township Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 5.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

Advance Auto – Zeeland, Michigan

On July 12, 2006, Cole OP II acquired 100% of the membership interests (the “AA Zeeland Interests”) in Cole AA Zeeland MI, LLC (“AA Zeeland”) from Cole Acquisitions I, LLC, an affiliate of our advisor. AA Zeeland owns, as its only asset, a retail building (the “AA Zeeland Property”) leased to Advance Auto. The AA Zeeland Property was built in 2006 and consists of an approximately 7,000 square foot single-tenant retail building on an approximately 0.98 acre site located in Zeeland, Michigan. The area surrounding the AA Zeeland Property is primarily surrounded by commercial, retail and residential developments.

The purchase price of the AA Zeeland Interests was approximately $1.8 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and the assumption of an approximately $1.1 million loan from Wachovia, NA secured by the AA Zeeland Property (the “AA Zeeland Loan”). In connection with the acquisition, we paid an affiliate of our advisor a finance coordination fee of approximately $11,000. A majority of our board of directors, including all of our independent directors, not otherwise interested in the acquisition, approved the acquisition as being fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliate. The cost to us was not in excess of the current appraised value of the property as determined by an independent expert selected by our independent directors.

The AA Zeeland Property is subject to a net lease, which commenced on January 26, 2006. Pursuant to the lease agreement, the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $132,089 is fixed through the first ten years of the initial lease term and increases to $145,298 in the eleventh year through the remainder of the initial lease term, which expires January 31, 2021. Advance Auto has three options to renew the lease, each for an additional five-year term beginning on February 1, 2021, with rental escalations of 10% at the beginning of each five-year renewal term.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the AA Zeeland Property and will receive a property management fee of 2.0% of the monthly gross revenue from the AA Zeeland Property. We currently have no plans for any renovations, improvements or development of the AA Zeeland Property. We believe the AA Zeeland Property is adequately insured.

The AA Zeeland Loan, which is secured by the AA Zeeland Property, has a fixed interest rate of 5.83% per annum with monthly interest-only payments and the outstanding principal and any accrued and unpaid interest due on April 11, 2016 (the “AA Zeeland Maturity Date”). The AA Zeeland Loan is generally non-recourse to AA Zeeland and Cole OP II, but both are liable for customary non-recourse carveouts.

The AA Zeeland Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the AA Zeeland Maturity Date and (ii) partial prepayments resulting from Wachovia, NA’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the AA Zeeland Loan. Notwithstanding the prepayment limitations, AA Zeeland may sell the AA

Zeeland Property to a buyer that assumes the AA Zeeland Loan. The transfer would be subject to Wachovia, NA’s approval of the proposed buyer and the payment of Wachovia, NA’s costs and expenses associated with the sale of the AA Zeeland Property.

In the event the AA Zeeland Loan is not paid off on the AA Zeeland Maturity Date, the AA Zeeland Loan includes hyperamortization provisions. The AA Zeeland Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Wachovia, NA will apply 100% of the rents collected to (i) all payments due to Wachovia, NA under the AA Zeeland Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the AA Zeeland Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the AA Zeeland Loan. Any remaining amount will be applied to the reduction of the principal balance of the AA Zeeland Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.83% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%). Notwithstanding the forgoing, failure to make any required payments under the AA Zeeland Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 5.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

CVS – Orlando, Florida

On July 12, 2006, Cole OP II acquired 100% of the membership interests (the “CV Orlando Interests”) in Cole CV Orlando FL, LLC (“CV Orlando”) from Series D, LLC, (“Series D”), an affiliate of our advisor. CV Orlando owns, as its only asset, a retail building (the “CV Orlando Property”) leased to CVS EGL Lake Pickett FL, LLC, a wholly-owned subsidiary of CVS Pharmacy, Inc (“CVS”), which guarantees the lease. The CV Orlando Property was built in 2005 and consists of an approximately 14,000 square foot single-tenant retail building on an approximately 1.38 acre site located in Orlando, Florida. The area surrounding the CV Orlando Property is primarily surrounded by retail and residential developments.

The purchase price of the CV Orlando Interests was approximately $4.95 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and the assumption of an approximately $3.01 million loan Wachovia, NA secured by the CV Orlando Property (the “CV Orlando Loan”). In connection with the acquisition, we paid an affiliate of our advisor a finance coordination fee of approximately $30,000. A majority of our board of directors, including all of our independent directors, not otherwise interested in the acquisition, approved the acquisition as being fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliate. The cost to us was not in excess of the current appraised value of the property as determined by an independent expert selected by our independent directors.

The CV Orlando Property is subject to a net lease, which commenced on November 2, 2005. Pursuant to the lease agreement, the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $324,765, is fixed through the initial lease term which expires on November 1, 2025. CVS has four options to renew the lease, each for an additional five-year period, with rental escalations of 2.0% at the beginning of each five-year renewal term.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the CV Orlando Property and will receive a property management fee of 2.0% of the monthly gross revenue from the CV Orlando Property. We currently have no plans for any renovations, improvements or development of the CV Orlando Property. We believe the CV Orlando Property is adequately insured.

The CV Orlando Loan, which is secured by the CV Orlando Property, has a fixed interest rate of 5.68% per annum with monthly interest-only payments and the outstanding principal and any accrued and unpaid interest due on April 11, 2016 (the “CV Orlando Maturity Date”). The CV Orlando Loan is generally non-recourse to CV Orlando and Cole OP II, but both are liable for customary non-recourse carveouts.

The CV Orlando Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the CV Orlando Maturity Date and (ii) partial prepayments resulting from Wachovia, NA’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the CV Orlando Loan. Notwithstanding the prepayment limitations, CV Orlando may sell the CV Orlando Property to a buyer that assumes the CV Orlando Loan. The transfer would be subject to Wachovia, NA’s approval of the proposed buyer and the payment of Wachovia, NA’s costs and expenses associated with the sale of the CV Orlando Property.

In the event the CV Orlando Loan is not paid off on the CV Orlando Maturity Date, the CV Orlando Loan includes hyperamortization provisions. The CV Orlando Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Wachovia, NA will apply 100% of the rents collected to (i) all payments due to Wachovia, NA under the CV Orlando Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the CV Orlando Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the CV Orlando Loan. Any remaining amount will be applied to the reduction of the principal balance of the CV Orlando Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.68% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%). Notwithstanding the forgoing, failure to make any required payments under the CV Orlando Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 5.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

Office Depot - Greenville, Mississippi

On July 12, 2006, Cole OP II acquired 100% of the membership interests (the “OD Greenville Interests”) in Cole OD Greenville OH, LLC (“OD Greenville”) from Cole Acquisitions I, LLC, an affiliate of our advisor. OD Greenville owns, as its only asset, a retail building (the “OD Greenville Property”) leased to Office Depot. The OD Greenville Property was built in 2000 and consists of an approximately 25,000 square foot single-tenant retail building on an approximately 1.95 acre site located in Greenville, Mississippi. The area surrounding the OD Greenville Property is primarily surrounded by commercial, retail and residential developments.

The purchase price of the OD Greenville Interests was approximately $3.5 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and the assumption of an approximately $2.2 million loan from Wachovia, NA secured by the OD Greenville Property (the “OD Greenville Loan”). In connection with the acquisition, we paid an affiliate of our advisor a finance coordination fee of approximately $22,000. A majority of our board of directors, including all of our independent directors, not otherwise interested in the acquisition, approved the acquisition as being fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliate. The cost to us was not in excess of the current appraised value of the property as determined by an independent expert selected by our independent directors.

The OD Greenville Property is subject to a net lease, which commenced on September 15, 2000. Pursuant to the lease agreement, the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $256,804, is fixed through the initial lease term which expires on September 30, 2015. Office Depot has three options to renew the lease, each for an additional five-year period, with rental escalations of 32% at the beginning of the first five-year renewal term, and rental escalations of 7.0% at the beginning of each subsequent five-year renewal term.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the OD Greenville Property and will receive a property management fee of 2.0% of the monthly gross revenue from the OD Greenville Property. We currently have no plans for any renovations, improvements or development of the OD Greenville Property. We believe the OD Greenville Property is adequately insured.

The OD Greenville Loan, which is secured by the OD Greenville Property, has a fixed interest rate of 5.76% per annum with monthly interest-only payments and the outstanding principal and any accrued and unpaid interest due on March 11, 2011 (the “OD Greenville Maturity Date”). The OD Greenville Loan is generally non-recourse to OD Greenville and Cole OP II, but both are liable for customary non-recourse carveouts.

The OD Greenville Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the OD Greenville Maturity Date and (ii) partial prepayments resulting from Wachovia, NA’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the OD Greenville Loan. Notwithstanding the prepayment limitations, OD Greenville may sell the OD Greenville Property to a buyer that assumes the OD Greenville Loan. The transfer would be subject to Wachovia, NA’s approval of the proposed buyer and the payment of Wachovia, NA’s costs and expenses associated with the sale of the OD Greenville Property.

In the event the OD Greenville Loan is not paid off on the OD Greenville Maturity Date, the OD Greenville Loan includes hyperamortization provisions. The OD Greenville Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Wachovia, NA will apply 100% of the rents collected to (i) all payments due to Wachovia, NA under the OD Greenville Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the OD Greenville Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the OD Greenville Loan. Any remaining amount will be applied to the reduction of the principal balance of the OD Greenville Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.76% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%). Notwithstanding the forgoing, failure to make any required payments under the OD Greenville Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 4.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

Office Depot – Warrensburg, Missouri

On July 19, 2006, Cole OP II acquired 100% of the membership interests (the “OD Warrensburg Interests”) in Cole OD

Warrensburg OH, LLC (“OD Warrensburg”) from Series D. OD Warrensburg owns, as its only asset, a retail building (the “OD Warrensburg Property”) leased to Office Depot. The OD Warrensburg Property was built in 2001 and consists of an approximately 20,000 square foot single-tenant retail building on an approximately 2.06 acre site located in Warrensburg, Missouri. The area surrounding the OD Warrensburg Property is primarily surrounded by commercial, retail and residential developments.

The purchase price of the OD Warrensburg Interests was approximately $2.9 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and the assumption of an approximately $1.8 million loan from Wachovia, NA secured by the OD Warrensburg Property (the “OD Warrensburg Loan”). In connection with the acquisition, we paid an affiliate of our advisor a finance coordination fee of approximately $18,000. A majority of our board of directors, including all of our independent directors, not otherwise interested in the acquisition, approved the acquisition as being fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliate. The cost to us was not in excess of the current appraised value of the property as determined by an independent expert selected by our independent directors.

The OD Warrensburg Property is subject to a net lease, which commenced on August 24, 2001. Pursuant to the lease agreement, the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $210,000, is fixed through the initial lease term which expires on August 31, 2016. Office Depot has four options to renew the lease, each for an additional five-year period, with rental escalations of descending in a range from 5.0% at the beginning of the first five-year renewal term, to 4.0% at the beginning of the final five-year renewal term.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the OD Warrensburg Property and will receive a property management fee of 2.0% of the monthly gross revenue from the OD Warrensburg Property. We currently have no plans for any renovations, improvements or development of the OD Warrensburg Property. We believe the OD Warrensburg Property is adequately insured.

The OD Warrensburg Loan, which is secured by the OD Warrensburg Property, has a fixed interest rate of 5.85% per annum with monthly interest-only payments and the outstanding principal and any accrued and unpaid interest due on April 11, 2011 (the “OD Warrensburg Maturity Date”). The OD Warrensburg Loan is generally non-recourse to OD Warrensburg and Cole OP II, but both are liable for customary non-recourse carveouts.

The OD Warrensburg Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the OD Warrensburg Maturity Date and (ii) partial prepayments resulting from Wachovia, NA’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the OD Warrensburg Loan. Notwithstanding the prepayment limitations, OD Warrensburg may sell the OD Warrensburg Property to a buyer that assumes the OD Warrensburg Loan. The transfer would be subject to Wachovia, NA’s approval of the proposed buyer and the payment of Wachovia, NA’s costs and expenses associated with the sale of the OD Warrensburg Property.

In the event the OD Warrensburg Loan is not paid off on the OD Warrensburg Maturity Date, the OD Warrensburg Loan includes hyperamortization provisions. The OD Warrensburg Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Wachovia, NA will apply 100% of the rents collected to (i) all payments due to Wachovia, NA under the OD Warrensburg Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the OD Warrensburg Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the OD Warrensburg Loan. Any remaining amount will be applied to the reduction of the principal balance of the OD Warrensburg Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.85% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%). Notwithstanding the forgoing, failure to make any required payments under the OD Warrensburg Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 4.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

Potential Property Investments

Our advisor has identified the following properties as potential suitable investments for us. The acquisition of each such property is subject to a number of conditions. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay a portion of the purchase price. An additional condition to acquiring these properties will be our securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, will include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

We will decide whether to acquire these properties generally based upon:
•	satisfaction of the conditions to the acquisitions contained in the respective contracts;

•	no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make these acquisitions; and

•	our receipt of satisfactory due diligence information including appraisals, environmental reports and tenant and lease information.

Other properties may be identified in the future that we may acquire before or instead of these properties. Due to the considerable conditions to the consummation of the acquisition of these properties, we cannot make any assurances that the closing of these acquisitions is probable.

Advance Auto – Grand Forks, North Dakota

Cole Acquisitions has entered into an agreement to purchase an approximately 7,000 square foot single-tenant retail building on an approximately 1.15 acre site located in Grand Forks, North Dakota (the “AA Grand Forks Property”), for a gross purchase price of approximately $1.4 million, exclusive of closing costs (the “AA Grand Forks Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Cole Acquisitions will assign all of its rights and obligations under the AA Grand Forks Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.

The AA Grand Forks Property was constructed in 2005 and is 100% leased to Advance Auto. The AA Grand Forks Property is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $106,380 is fixed through the first ten years of the initial lease term and increases to $111,694 in the eleventh year through the initial lease term, which expires December 31, 2020. The tenant shall have three options to renew the lease, each for an additional five-year term beginning on January 1, 2021, with rental escalations of 5.0% at the beginning of each five-year renewal term.

We expect to purchase the AA Grand Forks Property with proceeds from our ongoing public offering.

Advance Auto – Duluth, Minnesota

Cole Acquisitions has entered into an agreement to purchase an approximately 7,000 square foot single-tenant retail building on an approximately 0.44 acre site located in Duluth, Minnesota (the “AA Duluth Property”), for a gross purchase price of approximately $1.4 million, exclusive of closing costs (the “AA Duluth Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Cole Acquisitions will assign all of its rights and obligations under the AA Duluth Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.

The AA Duluth Property was constructed in 2006 and is 100% leased to Advance Auto. The AA Duluth Property is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $108,875 is fixed through the first ten years of the initial lease term and increases to $114,319 in the eleventh year through the initial lease term, which expires February 28, 2021. The tenant shall have three options to renew the lease, each for an additional five-year term beginning on March 1, 2021, with rental escalations of 5.0% at the beginning of each five-year renewal term.

We expect to purchase the AA Duluth Property with proceeds from our ongoing public offering.

CVS – Clinton, New York

Cole Acquisitions has entered into an agreement to purchase an approximately 10,000 square foot single-tenant retail building on an approximately 1.6 acre site located in Clinton, New York (the “CV Clinton Property”), for a gross purchase price of approximately $3.1 million, exclusive of closing costs (the “CV Clinton Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Cole Acquisitions will assign all of its rights and obligations under the CV Clinton Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.

The CV Clinton Property was constructed in 2006 and is 100% leased to CVS BDI, Inc., a wholly-owned subsidiary of CVS Corporation, which guarantees the lease. The CV Clinton Property is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $222,661 is fixed through the initial lease term, which expires January 31, 2032. The tenant shall have four options to renew the lease, each for an additional five-year term beginning on February 1, 2032, with rental escalations of 10.0% at the beginning of the first five-year renewal term and rental escalations of 5.0% at each subsequent five-year renewal term.

We expect to purchase the CV Clinton Property with proceeds from our ongoing public offering.